EX-99.1

Joint News Release                               Contact Information Below


            Consumer Groups and Utilities Announce Proposed Agreement
                      on Gas Supply Services from ProLiance

April 23, 2002 (Indianapolis, Ind.) -- Today Citizens Gas & Coke Utility (Citizens), Vectren Energy Delivery of Indiana, Inc. (Vectren), the Indiana Office of Utility Consumer Counselor (OUCC), the Citizens Action Coalition
(CAC), and a group of industrial customers filed an agreement in principle at the Indiana Utility Regulatory Commission (Commission) setting forth the basic framework for an anticipated overall settlement of numerous pending issues related to ProLiance Energy, LLC (ProLiance). The parties' final agreement, if approved by the Commission, would bring closure to over six years of litigation related to Citizens' and Vectren's receipt of gas supply services from ProLiance.

Created as a joint venture of Citizens and Vectren in 1996, ProLiance represents a gas supply alliance designed to reduce the utilities' gas costs, as well as operate as a competitive natural gas marketer to larger commercial and industrial customers throughout Indiana and the Midwest. While both consumer parties and the utilities were able to agree that the alliance between the utilities created significant benefits, the parties disagreed on a number of issues including how such benefits should be shared between the utilities and their customers. These disagreements led to a complaint at the Commission in 1996. The Commission found in 1997 that the agreements were in the public interest, a finding approved by the Indiana Supreme Court in 2000. Some gas supply services issues, however, remained unresolved and still remain pending before the Commission today.

"We have had a continuing interest in ensuring that customers receive their rightful share of these benefits," said Anne E. Becker, Indiana's Utility Consumer Counselor and the statutory representative of Indiana utility customers. "This agreement in principle sets the stage for a detailed settlement that represents a reasonable compromise on these long-standing issues."

Under the agreement, customers of Citizens and Vectren would receive later this year a gas cost refund of up to $15 million less legal fees and expenses. Customers would also begin to realize this year additional annual benefits of $2.2 million in reduced fees and costs under the proposal. These reductions add to significant savings that already are being realized by customers. Further, the agreement provides that consumers will share on a 50/50 basis with the utilities in certain additional cost savings related to gas purchases.

"From the start, the ProLiance story has been about savings that otherwise would not exist, and sharing them with our customers, as well as creating a successful energy marketer," said Vectren President and Chief Operating Officer Andrew E. Goebel. "We are pleased to be able to participate in this beneficial arrangement with the OUCC, CAC and other customers."

"We're pleased to have reached an agreement that benefits our customers," said David N. Griffiths, Citizens' President and Chief Executive Officer. "ProLiance not only helps Citizens Gas hold down costs, but it has become a successful company that is actively engaged in the Indianapolis community."

Apart from the immediate refund and cost reductions, the agreement also provides for ProLiance's continued role as the provider of gas supply services to the utilities. If the proposal is approved by the Commission, ProLiance also will commence supplying gas to Southern Indiana Gas and Electric Company. Significant terms of the agreement include:


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          1.   The utilities' natural gas will be purchased through a gas cost incentive mechanism that shares price risk and reward between the utilities and customers;

          2. Beginning in 2004, ProLiance will provide the utilities with an interstate pipeline transport and storage service price discount, thus providing additional savings to customers;

          3. As ProLiance continues to provide the utilities with its supply services as planned, Citizens and Vectren will together annually provide $2 million per year in customer benefits in 2003, 2004 and 2005; and

          4. In 2006, the utilities will conduct a competitive bidding process for gas supply services commencing in 2007. ProLiance will be a competitive bidder in this process.

According to CAC's Executive Director, Christopher Williams, "It has been a long and difficult process to achieve an arrangement among Vectren, Citizens Gas and Proliance that is fair to Indiana consumers as well as utility shareholders and managers. I am gratified that we have finally achieved that result with the Agreement in Principle, reached after six years of complex litigation. My Board of Directors is especially pleased that Vectren and Citizens Gas have recognized and responded to the legitimate interests of their retail customers in the Proliance venture. Consequently, the Coalition will work with the other parties toward prompt completion and approval of the final Settlement."


For Additional Information:
Chris Williams, Citizens Action Coalition - (317) 205-3535 Laura Musall, Citizens Gas and Coke Utility - (317) 927-4718 Anthony Swinger, Indiana Office of Utility Consumer Counselor - (317) 233-2747 Briane House, ProLiance Energy -
(317) 231-6824 Mike Roeder, Vectren - (812) 491-4143